Exhibit 10.1

Description of Contribution Agreement

On July 25, 2006, The Board of Directors of Universal Health Services, Inc. (the “Company”) authorized the Company to fund a portion of a gift by Alan B. Miller, the Company’s Chairman of the Board of Directors, President and Chief Executive Officer, to The College of William and Mary for the construction of a new business school building for The Mason School of Business in the aggregate amount of $5 million. The Company’s contribution will be payable in five annual installments commencing in 2006. It is understood that it is likely that the Company’s contribution will be viewed as compensation to Mr. Miller for tax and accounting purposes.